SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Information Statement
[ ]	Confidential, for use of the Commission only as permitted by Rule 14c-6(e)(2)
[X]	Definitive Information Statement

650 HIGH INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

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650 HIGH INCOME FUND, INC.

650 Madison Avenue, 19th Floor
New York, New York 10022
(212) 558-2000

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

ON JANUARY 24, 2011

To our Stockholders:

We are furnishing the attached Information Statement to the holders of Common Stock of 650 High Income Fund, Inc., a Maryland corporation (the “Company”).  The purpose of the Information Statement is to notify stockholders that holders of shares representing more than two-thirds of the voting power of the Company have authorized and approved the liquidation and termination of the Company (the “Liquidation”).

Under the Maryland General Corporation Law, the Company’s stockholders representing two-thirds of the voting power of the Company’s outstanding shares of Common Stock may vote to liquidate and dissolve the Company.

The enclosed Information Statement is being furnished to inform you that the foregoing action has been approved by stockholders representing over two-thirds of the voting power of our outstanding shares of Common Stock, as well as a majority of the Company’s disinterested Directors.  The Board is not soliciting your proxy or consent in connection with the Liquidation. Pursuant to the regulations of the Securities and Exchange Commission (the “Commission”), this Information Statement must be sent to stockholders at least 20 calendar days prior to the earliest date on which the Liquidation may take effect.  You are urged to read the Information Statement in its entirety for a description of the action authorized by certain stockholders representing over two-thirds of the voting power of our outstanding shares of Common Stock.

The Information Statement is being mailed on or about February 7, 2011 to stockholders of record as of February 1, 2011.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely,

/s/ Clifford E. Lai
President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE COMPANY’S INFORMATION STATEMENT

The Company’s Information Statement is available on the Internet at

https://share.documentmall.com/documentmall/dlink?obj=a3a599a986a8a0a99993a0daa39ba0a7

650 HIGH INCOME FUND, INC.

650 Madison Avenue, 19th Floor
New York, New York 10022
(212) 558-2000

INFORMATION STATEMENT
____________

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

Introduction

We are sending you this Information Statement to notify you that GMAM III, a stockholder representing more than two-thirds of the voting power of the Company’s outstanding shares of Common Stock, delivered written consent to the Company on January 24, 2011 to authorize and approve the liquidation and termination of the Company.  A copy of the stockholders’ written consent is attached hereto as Annex A.

Upon receipt of the stockholders’ written consent, the Board approved a Plan of Liquidation and Termination with an effective date of January 25, 2011 (the “Plan”).  Under the Plan, the Company will liquidate and distribute its assets pro rata on or about February 28, 2011 (the “Liquidation Date”) to its stockholders of record as of the close of business on February 25, 2011.  A copy of the Plan is attached hereto as Annex B.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF PRIOR ACTION TAKEN BY A MAJORITY OF THE COMPANY’S STOCKHOLDERS.

The most recent Annual and Semi-Annual Reports for the Company, including financial statements, previously have been furnished to shareholders. If you would like to receive additional copies of these reports, free of charge, please write to or call the 650 High Income Fund, Inc. at the address or telephone number provided above. These reports also are available on the website of the Securities and Exchange Commission at www.sec.gov.

Reasons for the Proposal and Board Considerations

On January 24, 2011, GMAM III, a stockholder representing more than two-thirds of the voting power of the Company’s outstanding shares of Common Stock, delivered written consent to the Company to authorize and approve the liquidation and termination of the Company.  The Board of Directors met by special telephonic meeting on January 25, 2011, and adopted the Plan to liquidate the assets of the Company and terminate its existence.

Before approving the liquidation of the Company, the Board considered the shareholder consent and alternatives to liquidating the Company.  The Board noted that the Company’s assets had decreased to $32,883,579 as of December 31, 2010, and that despite management’s best efforts, the Company had not attracted new assets or investors.  The Board noted that the Company benefited from the manager’s voluntary expense waiver, which served to keep ordinary operating expenses from increasing.  However, the Board determined that in the absence of prospects for further growth for the Company, continued operation would not remain feasible, and therefore approved the Plan to liquidate and distribute the Company’s assets and terminate its existence.

Summary of Plan of Liquidation and Termination

The Board, including all of the disinterested Directors, approved the Plan.  The following discussion summarizes the important terms of the Plan, does not purport to be complete, and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, a copy of which is attached as Annex B.  Shareholders are urged to read the Plan in its entirety.

Liquidation Date and Cessation of Business

The Plan became effective upon approval thereof by the Board on January 25, 2011 (the “Effective Date”).  As soon as commercially practicable after the Effective Date, the Company is authorized to engage in transactions to accomplish its complete liquidation, including selling securities held by the Company to prepare for a liquidation distribution to stockholders.  On or about February 28, 2011 (the “Liquidation Date”): (1) the Company will cease operating as an investment company; (2) its affairs will be wound up as the Board authorizes and directs; and (3) it will liquidate and dissolve in accordance with the Plan and Maryland law.  The Company will, nonetheless, continue to meet the source of income, asset diversification, and distribution requirements applicable to regulated investment companies through the last day of its final taxable year.  (See “Federal Income Tax Consequences,” below.)

Expenses of Liquidation and Dissolution

The Company will bear all the expenses incurred in connection with carrying out the Plan, including the cost of liquidating the Company’s assets and dissolving its existence.

Impact of the Plan on the Company’s Status as a Registered Investment Company

As soon as practicable after the final Liquidation distribution, the Company will apply for deregistration with the SEC under the Investment Company Act of 1940 (the “1940 Act”).  It is expected that the SEC will issue an order approving the deregistration of the Company if the Company is no longer doing business as an investment company, although there can be no assurance given that the SEC will issue such an order.  Accordingly, the Plan provides for the eventual cessation of the Company’s activities as an investment company and its deregistration under the 1940 Act.  Until the Company’s deregistration as an investment company becomes effective, the Company, as a registered closed-end investment company, will continue to be subject to and will comply with the 1940 Act.

Creditors and Service Providers

After the Liquidation Date, the Company will terminate contracts with its service providers at the earliest opportunity consistent with maintaining services to the Company for the limited purposes of carrying out the Plan, and will notify its creditors of the liquidation.

Amendment or Abandonment of the Plan

The Board may authorize modifications to, or amendments of, the provisions of the Plan that it deems necessary or appropriate to effect the distribution(s) and the Company’s liquidation and dissolution.  In addition, the Board may abandon this Plan at any time prior to its consummation if the Board determines that abandonment would be advisable and in the best interests of the Company and its shareholders.

Federal Tax Consequences

The following discussion generally summarizes the material federal income tax consequences to the Company and the U.S. shareholders of the Company’s liquidation and dissolution pursuant to the Plan and is limited in scope.  It is based on provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations promulgated thereunder, judicial decisions, and administrative pronouncements, all as of the date of this Information Statement and all of which are subject to change, possibly with retroactive effect.  Any such changes could affect the accuracy of the statements and conclusions set forth herein.  This discussion does not address the special considerations applicable to shareholders subject to special rules, such as shareholders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, or shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for federal tax purposes, tax-exempt organizations, insurance companies, or dealers in securities or foreign currencies.

The Company has not sought an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) with respect to the consequences to it or its shareholders of its liquidation and dissolution.  The statements below, therefore, are not binding on the IRS (or on the courts), and there can be no assurance that the IRS will concur with this summary or that the federal income tax consequences to any shareholder of receiving a Liquidation Distribution will be as set forth below.  Neither state nor local tax consequences thereof are discussed herein, and implementing the Plan may affect certain shareholders differently, depending on their particular tax situations.  Shareholders thus should consult their own tax advisers regarding the application of the federal income tax law to their particular situation and the state, local, foreign, and other tax consequences of the Company’s liquidation.

As discussed above, pursuant to the Plan, the Company will sell its investment securities and distribute the proceeds to its shareholders.  The Company has continuously qualified, and expects to continue to qualify during the liquidation period, for treatment as a regulated investment company (as defined in section 851(a) of the Code) (“RIC”).  The Company therefore expects not to be taxed on any ordinary income it earns or any net capital gains it realizes from the sale of its assets pursuant to its liquidation.  Until it liquidates, the Company will continue to make ordinary dividend distributions on a monthly basis.  In the unlikely event the Company fails to continue to so qualify during the liquidation period, it would be subject to federal income tax on its taxable income and net realized gains without being able to deduct the distributions it makes to its shareholders.

The Liquidation Distribution(s) a shareholder receives should be treated as payment in exchange for the Company shares held by the shareholder.  As a result, each shareholder would recognize gain or loss in an amount equal to the difference between the shareholder’s adjusted tax basis in his or her shares and the Liquidation Distribution(s) he or she receives.  If any such gain or loss were recognized, it generally would be characterized as capital gain or loss, which would be long-term capital gain -- taxable to individual shareholders at a maximum federal income tax rate of 15% -- or loss if the shares are held as capital assets for more than one year.  The federal income tax treatment of a shareholder’s redemption of his or her entire interest in the Company before its liquidation generally would be identical to that treatment described above.

The receipt of a Liquidation Distribution by a qualified retirement account, including an individual retirement account, generally would not be treated as a taxable event to the beneficiary thereof.  A shareholder who invests in the Company through such an account and receives a Liquidation Distribution outside of the account, however, should consider promptly reinvesting the distribution in another qualified retirement account to avoid incurring tax penalties.  If a Liquidation Distribution cannot be held by an IRA and must be distributed, tax results will vary depending on each beneficiary’s status.  Accordingly, a beneficiary who receives a distribution from a qualified retirement account pursuant to the liquidation of the Company must consult with his or her own tax advisers regarding personal tax consequences thereof.

In the unlikely event that the Company became a personal holding company for federal income tax purposes during the liquidation period, it would be required to declare part of the Liquidation Distribution(s) as a dividend to maintain its status in liquidation as a RIC.  In that event, the Liquidation Distribution(s) a shareholder receives could consist, for those purposes, of either or both of the following: (1) an ordinary income dividend to the extent of the Company’s undistributed net investment income (over and above expenses), and the excess of net short-term capital gain over net long-term capital loss, taxable as ordinary income, and (2) a distribution treated as in payment for the shareholder’s shares, taxable as described in the preceding paragraph.

The Company must withhold and remit to the U.S. Treasury 28% of the Liquidation Distribution(s) (regardless of the extent to which gain or loss may be realized) otherwise payable to any individual or certain other non-corporate shareholder who fails to certify that the taxpayer identification number furnished to the Company is correct or who furnishes an incorrect number (together with the withholding described in the next sentence, “backup withholding”).  Withholding at that rate also would be required from any part of the Liquidating Distribution(s) that is treated as dividends pursuant to the preceding paragraph otherwise payable to such a shareholder who is subject to backup withholding for any other reason.  Backup withholding is not an additional tax, and any amounts so withheld may be credited against a shareholder’s federal income tax liability or refunded.

RECORD DATE AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This Information Statement was first provided to the Company’s stockholders on or about February 7, 2011.  Stockholders of record at the close of business on February 1, 2011 (the “Record Date”) are entitled to notice of the action taken, as described herein. As of the Record Date, the Company had outstanding 52,174,462 shares of Common Stock, $0.001 par value, each of which was entitled to one vote.

The Company’s stockholders representing a majority of the voting power of the Company’s outstanding shares of Common Stock have cumulative voting rights as described below.

The following table represents the voting securities and principal holders thereof:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of class
Common Stock	GMAM Group Pension Trust III* State Street Financial Center, One Lincoln Street/SFC-8, Boston, Massachusetts 02111-2900	GMAM currently holds 52,155,828.064 shares (shared voting power)	99.96%

*
As of February 1, 2011, GMAM III Trust, by virtue of its ownership of 52,155,828.064 shares, representing 99.96% of the 52,174,462 shares then issued and outstanding, and General Motors Investment Management Corporation, by virtue of its shared voting and dispositive power over such shares, may be deemed to own beneficially (as that term is defined in Rule 13d-3 promulgated under the Exchange Act) all shares the GMAM III Trust has and may acquire.

As of February 1, 2011, the officers and Directors of the Company as a group beneficially owned less than 1% of the shares of the Company.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ from that of the other common shareholders), none of the Company’s officers, directors, or any of their respective affiliates has any interest in the resolutions adopted above.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information and reporting requirements of the Investment Company Act of 1940 and the Securities Exchange Act of 1934, as amended, and in accordance therewith, has filed periodic reports, documents and other information with the Securities and Exchange Commission relating to its business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

ANNEX A

UNANIMOUS WRITTEN CONSENT
OF
THE MAJORITY STOCKHOLDERS
OF
650 HIGH INCOME FUND, INC.
________________________________________

January 24, 2011

The undersigned, being the holders of a majority of the outstanding shares of common stock of 650 High Income Fund, Inc., a Maryland corporation (the “Corporation”), in lieu of holding a special meeting of the stockholders of the Corporation, hereby waive all notice of time, place or purpose of a meeting and hereby take and consent to the following actions and adopt the following resolutions by written consent pursuant to Section 2-505 of the General Corporation Law of the State of Maryland.

1.           The majority stockholders hereby authorize the final liquidation and distribution of the Corporation’s assets.

2.           The majority stockholders hereby authorize the termination of the Corporation following the final liquidation and distribution of the Corporation’s assets.

3.           The majority stockholders hereby authorize the Directors to wind up the affairs of the Corporation; and after paying or adequately providing for the payment of all liabilities, the Directors are authorized to distribute any remaining assets and property of the Corporation in accordance with the SIXTH Article, Paragraph (4)(e) of the Corporation’s amended Articles of Incorporation.

4.           The foregoing shall be deemed resolutions to the extent necessary or appropriate.

Executed on behalf of the undersigned, being the majority stockholders of the Corporation, on the date set forth beside its name.

January __, 2011	GMAM Group Pension Trust III

STATE STREET BANK AND TRUST COMPANY, as trustee

By:

Name:

Title:

ANNEX B

Plan of Liquidation and Termination
of the
650 High Income Fund, Inc.

This Plan of Liquidation and Termination (the “Plan”) is intended to accomplish the complete liquidation and termination of the 650 High Income Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), registered with the Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), in conformity with the requirements of the Maryland General Corporation Law (the “MGCL”), the 1940 Act, the Internal Revenue Code of 1986, as amended (“Code”), and the Corporation’s Articles of Incorporation, as amended, and By-Laws (“Organizational Documents”).

1.	Adoption of Plan. The effective date of the Plan (the “Effective Date”) shall be January 25, 2011.

2.
Sale or Distribution of Assets.  As soon as commercially practicable after the Effective Date (the “Liquidation Period”), the Corporation shall have the authority to engage in such transactions as may be appropriate to its complete liquidation, including, without limitation, selling the securities in the Corporation to prepare for a liquidation distribution to Stockholders.

3.
Provisions for Liabilities.  Within the Liquidation Period, the Corporation shall pay or discharge or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any liabilities and obligations of the Corporation, including, without limitation (i) to discharge any unpaid liabilities of the Corporation on the Corporation’s books on or about February 28, 2011 (the “Liquidation Date”), including, but not limited to, income dividends and capital gain distributions, if any, payable for the period prior to the Liquidation Date; (ii) to pay such contingent liabilities as the Corporation’s Board shall reasonably deem to exist against the assets of the Corporation on the Corporation’s books as of the Liquidation Date; and (iii) purchasing an insurance policy for the officers and Board of the Corporation which shall continue for a period of time after the termination of the Corporation, and providing for the payment of any contingent liabilities of the Corporation.

4.
Distribution to Stockholders. As part of the plan of liquidation:  the Corporation will continue to earn income; the Corporation will continue to pay monthly cash distributions; such distributions will be part of the liquidation process.  The Corporation shall liquidate and make a cash distribution pro rata on the Liquidation Date to its Stockholders of record as of the close of business on ______, 2011 (or such other date as the Directors shall determine) all of the remaining assets of the Corporation in complete cancellation and redemption of all the outstanding shares of the Corporation subject to the provision for liabilities of the Corporation pursuant to paragraph 3 above.

5.
Directors Shall become Trustees.  Upon acceptance for record by the Maryland State Department of Assessments and Taxation of the Corporation’s Articles of Dissolution, the Directors shall serve as Trustees to manage the business and affairs of the Corporation solely for the purpose of effectuating the liquidation as described in Part 4 of this Plan with the full powers granted to Directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the MGCL or any successor statute as necessary to liquidate the Corporation and wind up its affairs, but in no event with lesser powers than the powers granted by such subtitle under the MGCL as of the date of incorporation of the Corporation.  If a court appoints a receiver for the Corporation pursuant to Section 3-411 of the MGCL, then the authority of the Directors serving as Trustees terminates.

6.
Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time if it determines that such action is advisable and in the best interests of the Corporation and its Stockholders.  In addition, the Board may abandon this Plan at any time prior to its consummation if the Board determines that abandonment would be advisable and in the best interests of the Corporation and its Stockholders.

7.
Powers of Board and Officers.  The Board and, subject to the direction of the Board, the officers of the Corporation are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Corporation deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation of the Corporation in accordance with the Code, MGCL, the 1940 Act, and Organizational Documents, and any other applicable laws.

The death, resignation or other disability of any director or officer of the Corporation shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

Once dissolved, if any additional assets remain available for distribution to the Stockholders, including any excess reserves provided for under paragraph 3 above, the Board will provide such notices to Stockholders and make such distribution in the manner provided by the MGCL.

8.
Filings and Notices.  The Board of Directors hereby authorize the appropriate parties to make any necessary or appropriate filings or notices relating to the liquidation and/or dissolution of the Corporation with the State of Maryland, the Internal Revenue Service, the Securities and Exchange Commission, or with any other authority or third party.  Without limiting the generality of the foregoing, the officers of the Corporation are authorized and directed to file or cause to be filed: this Plan of Liquidation with the Internal Revenue Service within 30 days of its adoption; an application on Form N-8F (which shall not become effective until such time as all distributions have been made) on behalf of the Corporation effecting its deregistration as an investment company under the 1940 Act; and Articles of Dissolution pursuant to Subtitle 4 of Title 3 of the MGCL as soon as commercially practicable after the Liquidation Date.

9.
Termination of Business Operations. As soon as practicable upon adoption of the Plan, the Corporation shall cease to conduct business except as shall be necessary in connection with the effectuation of its liquidation.

10.
Expenses of the Liquidation.  The Corporation shall bear all of the expenses incurred by it in carrying out the Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the reports to or meetings of Stockholders whether or not the liquidation contemplated by this Plan is effected.